UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

NN, Inc.
(Exact name of registrant as specified in its charter)

Delaware	62-1096725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2000 Waters Edge Drive Building C, Suite 12 Johnson City, Tennessee 37604
(Address of Principal Executive Offices)

2011 Stock Incentive Plan
(Full title of the plan)

__________________________________

Roderick R. Baty
Chief Executive Officer
NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 3760
(423) 743-9151
(Name and address of agent for service)

Copy to:

Matthew S. Heiter, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
165 Madison Avenue, Suite 2000
Memphis, TN 38103
(901) 577-8117

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☑ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common stock, par value $0.01 per share	2,500,000 shares	$14.37	$35,925,000	$4,170.90

(1)
Estimated solely for the purpose of calculating the registration fee and, pursuant to paragraphs (c) and (h) of Rule 457, based upon the average of the high and low prices of such common stock as reported by the NASDAQ National Market as of May 23, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not being, filed by NN, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The Company has filed the following document(s) with the Commission and incorporates them herein by reference:

1.	The Company's Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 15, 2011.

2.	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 10, 2011.

3.	The Company’s Current Reports on Form 8-K filed January 20, March 10, and May 20, 2011.

4.	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.	The description of the Company’s Common Stock contained in the amended registration statement on Form 8-A/A filed with the Commission on November 22, 2002.

The Company is not incorporating by reference any Form 8-Ks through which it furnished, rather than filed, information with the Commission.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this registration statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Commission Rule 428(b). Written requests should be directed to NN, Inc., Attn: Corporate Secretary, 2000 Waters Edge Drive, Building C, Suite 12, Johnson City, Tennessee 37604. Telephone requests may be directed to William C. Kelly, Jr., Secretary and Chief Administrative Officer, at (423) 743-9151.

Item 4. Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that, among other things, a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (certain illegal distributions) or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article Eight of the Company's Restated Certificate of Incorporation (the “Certificate”) includes such a provision.

Article Nine of the Certificate provides for indemnification, to the fullest extent authorized by Delaware law (as in effect from time to time), for any person who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses (including attorneys' fees), judgments, fines and amounts to be paid in settlement and reasonably incurred by such person in connection therewith if such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Article Nine provides that rights conferred thereby are not exclusive of any other rights that the indemnitee may acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

The Company also maintains liability insurance for directors and officers, as authorized by Section 145 of the Delaware General Corporation Law.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Description

5.1	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (included in Exhibit 5.1 to the Registration Statement)

24.1	Power of attorney (included in the signatures to the Registration Statement)

99.1	NN, Inc.’s 2011 Stock Incentive Plan

 Item 9.   Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Johnson City, State of Tennessee, on May 25, 2011.

NN, INC.

By:	/s/ Roderick R. Baty
Roderick R. Baty
Chairman of the Board, President, and ChiefExecutive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that the undersigned officers and directors of NN, Inc., a Delaware corporation, hereby constitute and appoint Roderick R. Baty and William C. Kelly, Jr., the true and lawful agents and attorneys-in-fact, with all power of substitution and resubstitution, to sign for the undersigned, in their respective names as officers and directors of the corporation, one or more registration statements on Form S-8 (or other appropriate form) to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or supplement to such registration statement, relating to NN, Inc.'s 2011 Stock Incentive Plan; hereby ratifying and confirming all acts taken by such agents and attorneys-in-fact as herein authorized.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, and as of the date first written above.

Signature                                               Title

/s/ Roderick R. Baty                             Chairman of the Board, President, Chief Executive Officer,
Roderick R. Baty                                   and Director (Principal Executive Officer)

/s/ James H. Dorton              Vice President, Chief Financial Officer
James H. Dorton                                    (Principal Financial Officer)

/s/ Thomas C. Burwell, Jr.                    Corporate Controller
Thomas C. Burwell, Jr.                          (Principal Accounting Officer)

/s/ Richard G. Fanelli                             Director
Richard G. Fanelli

/s/ G. Ronald Morris                              Director
G. Ronald Morris

/s/ Steven T. Warshaw                          Director
Steven T. Warshaw

/s/ Michael E. Werner            Director
Michael E. Werner